UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12
PEREGRINE SEMICONDUCTOR CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 20, 2014
To the Stockholders of Peregrine Semiconductor Corporation:
It is my pleasure to invite you to attend Peregrine Semiconductor Corporation’s 2014 Annual Meeting of Stockholders, to be held on Wednesday, May 7, 2014 at 9369 Carroll Park Drive, San Diego, California. The Annual Meeting will begin promptly at 10:00 am, local time.
Details regarding the business to be conducted at the Annual Meeting are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Your vote is important. Whether or not you expect to attend, please date, sign, and return your proxy card in the enclosed envelope or vote by using the Internet according to the instructions in the Proxy Statement, as soon as possible to assure that your shares will be represented and voted at the Annual Meeting. If you attend the Annual Meeting, and follow the instructions in the Proxy Statement, you may vote your shares in person even though you have previously voted by proxy. On behalf of your Board of Directors, thank you for your continued support and interest.

Sincerely,

James S. Cable, Ph.D.
Chairman and Chief Executive Officer
9380 Carroll Park Drive
San Diego, CA 92121
T 858.731.9400
www.psemi.com

Peregrine Semiconductor Corporation
9380 Carroll Park Drive
San Diego, CA 92121
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 7, 2014
To the Stockholders of Peregrine Semiconductor Corporation:
You are cordially invited to attend the Annual Meeting of Stockholders of Peregrine Semiconductor Corporation, a Delaware corporation (the “Company”). The meeting will be held on Wednesday, May 7, 2014, at 10:00 am local time at 9369 Carroll Park Drive, San Diego, California, for the following purposes:

1.	To elect three Class II directors to serve until the 2017 Annual Meeting of stockholders.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2014.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is March 10, 2014. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Joel E. Keller
Corporate Secretary
San Diego, California
March 20, 2014

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote as soon as possible. We encourage you to vote via the Internet. For further details, see “Questions and Answers about This Proxy Material and Voting.”

Peregrine Semiconductor Corporation
9380 Carroll Park Drive
San Diego, CA 92121
PROXY STATEMENT
FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 7, 2014
AVAILABILITY OF PROXY MATERIALS
This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Peregrine Semiconductor Corporation ("we” or “Peregrine Semiconductor”), which will be held on Wednesday, May 7, 2014, at 10:00 am local time at 9369 Carroll Park Drive, San Diego, California.
On or about March 20, 2014, we will begin mailing to our stockholders a copy of this proxy statement, a proxy card and our annual report. The proxy card also instructs you how you may submit your proxy over the Internet.
EXPLANATORY NOTE
We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) December 31, 2017; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission (SEC).

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Why am I receiving these materials?
You have received these proxy materials because the Board of Directors of Peregrine Semiconductor is soliciting your proxy to vote at the 2014 Annual Meeting of Stockholders (the “Annual Meeting”).
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on March 10, 2014 will be entitled to vote at the Annual Meeting. On this record date, there were 33,078,447 shares of Company common stock (“Common Stock”) outstanding. The holders of Common Stock have the right to one vote for each share they held as of the record date.
In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the place of the Annual Meeting on May 7, 2014 and will be accessible for ten days prior to the Annual Meeting at our principal place of business, 9380 Carroll Park Drive, San Diego, CA 92121, between the hours of 9:00 a.m. and 5:00 p.m. local time.

What am I voting on?
There are two matters scheduled for a vote:

•	Election of three Class II directors; and

•	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2014.
How do I vote?
If on March 10, 2014, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. Stockholders of record may vote by using the Internet or by mail as described below. Stockholders also may attend the meeting and vote in person. If you hold shares through a bank or broker, please refer to your proxy card, Notice or other information forwarded by your bank or broker to see which voting options are available to you.

•
You may vote by using the Internet at www.proxyvote.com and following the instructions for Internet voting on the proxy card mailed to you. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 6, 2014. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

•	You may vote by mail by completing and mailing in a paper proxy card as outlined in this notice.

The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. If your shares are held by your broker as your nominee (that is, in “street name”), you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.
What if I return a proxy card but do not make specific choices?
If you return a signed and dated proxy card without marking any voting selections, your shares will be voted (i) “For” the election of all three nominees for director, and (ii) “For” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2014. However, with respect to (i) of the preceding sentence, if you are not a record holder, such as where your shares are held through a broker, nominee, fiduciary or other custodian, you must provide voting instructions to the record holder of the shares in accordance with the record holder’s requirements in order for your shares to be properly voted. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.
Who is paying for this proxy solicitation?
We are paying for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:
•    You may submit another properly completed proxy card with a later date.

•    You may send a written notice that you are revoking your proxy to the Corporate Secretary of Peregrine Semiconductor at 9380 Carroll Park Drive, San Diego, California 92121.
•    You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes, as described in the next paragraph, have no effect and will not be counted towards the vote total for any proposal.
If your shares are held in “street name”, you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name without your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Under current NYSE rules, any election of a member of the Board of Directors, whether contested or uncontested, is considered “non-discretionary” and therefore brokers are not permitted to vote your shares held in street name for the election of directors in the absence of instructions from you. Proposal 1, the election of directors (unlike Proposal 2), is “non-discretionary” and therefore if you hold your shares through a broker, nominee, fiduciary or other custodian, your shares will not be voted on Proposal 1 unless you provide voting instructions to the record holder.
How many votes are needed to approve each proposal?

•	For Proposal 1, the election of directors, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•
To be approved, Proposal 2 to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2014 must receive a “For” vote from the majority of all outstanding shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of all shares outstanding on March 10, 2014, the record date, are represented at the Annual meeting present in person or by proxy. On the record date, there were 33,078,447 shares of Common Stock outstanding and entitled to vote. Thus, 16,539,225 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be available on a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days after the end of the Annual Meeting.
When are stockholder proposals due for next year’s Annual Meeting?
If you wish to submit a proposal to be considered for inclusion in next year’s proxy materials or nominate a director, your proposal must be in proper form according to SEC Regulation 14A, Rule 14a-8 and received by the Corporate Secretary of Peregrine Semiconductor on or before November 21, 2014. If you wish to submit a proposal to be presented at the 2015 Annual Meeting of Stockholders but which will not be included in our proxy materials, your Solicitation Notice, as defined in our bylaws, must be received by the Corporate Secretary of Peregrine Semiconductor at Peregrine Semiconductor Corporation, 9380 Carroll Park Drive, San Diego, CA 92121, Attn: Corporate Secretary, no earlier than January 5, 2015 and no later than February 4, 2015. You are advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Peregrine Semiconductor’s current bylaws may be found on the corporate governance subsection of the investor relations section of our corporate website at www.psemi.com.
How can I communicate with the Board of Directors?

Our Board of Directors has adopted a process for stockholder communication with the Board. Stockholders wishing to communicate with the Board may send a written communication addressed to the Corporate Secretary of Peregrine Semiconductor Corporation at 9380 Carroll Park Drive, San Diego, California 92121. The Corporate Secretary will screen all communications for product complaints, product inquiries, new product suggestions, resumes, job inquiries, surveys, business solicitations and advertisements, as well as unduly hostile, threatening, illegal, unsuitable, frivolous, patently offensive or otherwise inappropriate material before forwarding to the Board. The process regarding stockholder communications with the Board is posted on our website at http://www.psemi.com under Investors—Corporate Governance— Contact the Board.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
DIRECTORS AND EXECUTIVE OFFICERS
Our directors and executive officers, and certain information about each of them as of March 10, 2014 are set forth below.

Name	Age	Position
James S. Cable, Ph.D.	55	Chief Executive Officer, President and Chairman
Jay C. Biskupski	57	Chief Financial Officer
Carl N. Burrow	53	Vice President of Worldwide Sales and Applications
John H. Allen (1)	62	Director
Jeffrey K. Belk (2)	51	Director
Paul N. D’Addario (1)	61	Director
Gary A. Monetti (1)(3)	55	Director
Robert D. Pavey (2)(4)	71	Director
Carl P. Schlachte (3)(4)	50	Director
Elton B. Sherwin (2)(3)	59	Director
Anthony S. Thornley (1)	67	Director

(1)	Member of Audit Committee.

(2)	Member of Compensation Committee.

(3)	Member of Nominating and Corporate Governance Committee.

(4)	In February 2014, Mr. Pavey replaced Mr. Schlachte on our Compensation Committee and Mr. Schlachte replaced Mr. Pavey on our Nominating and Corporate Governance Committee.
James S. Cable, Ph.D. has served as our Chief Executive Officer since September 2002 and as our President and Chairman since December 2008. Since joining us in 1996, Dr. Cable also has held positions as our Chief Operating Officer and Vice President of Technology and Operations. Dr. Cable has over 25 years of experience in semiconductor research, development, and production, including management positions with Hughes Microelectronics Center, Hughes Technology Center and TRW Inc. Dr. Cable received a B.S. from the University of California, Riverside and a M.S.E.E. and a Ph.D. from the University of California, Los Angeles. Dr. Cable’s significant semiconductor research experience and Ph.D. in electrical engineering, and the fact that he serves as our Chief Executive Officer and President, led to the conclusion that he should serve as a director.
Jay C. Biskupski has served as our Chief Financial Officer since February 2009. From October 2008 to February 2009, Mr. Biskupski was as a principal of a financial consulting firm. From July 2004 to May 2008, Mr. Biskupski served as Vice President and Chief Financial Officer of Xantrex Technology, Inc., a developer of advanced power electronics products for mobile applications and renewable energy. From February 2001 to June 2004, he served as Corporate Controller of PMC-Sierra, Inc., a company providing Internet infrastructure semiconductor solutions, and from May 2000 to February 2001, he served as Chief Financial Officer of ThinkPulse Inc. From March 1990 to May 1999, Mr. Biskupski held a variety of executive finance roles with Schlumberger Ltd. in the smart card and metering businesses. Prior to Schlumberger, Mr. Biskupski worked as controller and accounting systems manager for Nortel Networks Corporation and was an auditor for Touche Ross & Co., now Deloitte & Touche LLP. He is a C.P.A. (Illinois) and a Chartered Accountant (Canada). Mr. Biskupski received a Bachelor of Mathematics / Accounting from the University of Waterloo in Canada and an M.B.A. from the University of California, Los Angeles.
Carl Burrow has served as our Vice President of Worldwide Sales and Applications since January 2013. From February 2012 to January 2013, Mr. Burrow was employed as the Executive Account Manager at Synopsys, following Synopsys’ acquisition of Magma Design Automation. Prior to that, Mr. Burrow served most recently as the Corporate Vice President-Field Operations for Magma Design Automation, Inc., and other sales management roles from July 2003 to February 2012. From May 2002 to July 2003, he served in sales management roles at Aplus Design Technology and Celoxia. From January 1992 to June 2000, he served most recently as Vice President-Worldwide Marketing for Actel Corporation and

other sales management roles within the company prior. From June 1983 to January 1992 he held various sales, marketing and sales management roles within Texas Instruments. Mr. Burrow received a B.S. in Computer Science from the University of Missouri-Rolla and an M.B.A. from Amberton University.
John H. Allen has served as a member of our board of directors since June 2006. Since November 2007, Mr. Allen has served as Vice President Administration of Cohu, Inc., a supplier of test handling, burn-in, and thermal solutions used by the global semiconductor industry, microwave communications, and video equipment. From June 1995 until November 2007, Mr. Allen served as Vice President Finance and Chief Financial Officer of Cohu, Inc. Prior to joining Cohu, Mr. Allen held various positions with Ernst & Young LLP from 1976 until June 1995 and had been a partner with that firm since 1987. Mr. Allen received a B.A. and an M.B.A. from Michigan State University. Mr. Allen’s experience as a C.P.A. with Ernst & Young LLP and as Chief Financial Officer of Cohu, Inc. led to the conclusion that he should serve as a director.
Jeffrey K. Belk has served as a member of our board of directors since January 2008. From 2008 to 2014, Mr. Belk served as Managing Director of ICT168 Capital, LLC, focused on developing and guiding global growth opportunities in the information and communication technology space. In 2014, Mr Belk founded Velocity Growth, a purpose-built crowdfunding service company, where he serves as Executive Chairman, and Bright Light Management, which was formed to identify, evaluate, and stimulate funding for early-stage entrepreneurial projects and where he serves as Managing Partner. Formerly, Mr. Belk spent nearly 14 years with QUALCOMM Incorporated, a developer and provider of digital wireless communications products and services, where he held various positions including Senior Vice President, Global Marketing. Mr. Belk also serves on the board of InterDigital, Inc., a designer and developer of digital wireless technologies for use in digital cellular and wireless IEEE 802-related products and networks. He also serves on the board of the Wireless-Life Sciences Alliance, a think tank connecting global leaders in healthcare and wireless technology and the University of California, San Diego Alumni Association. Mr. Belk received a B.A. from the University of California, San Diego and an M.B.A. from the University of California, Irvine. Mr. Belk’s marketing and management experience with wireless technology companies led to the conclusion that he should serve as a director.
Paul N. D’Addario has served as a member of our board of directors since May 2007. Since September 2001, Mr. D’Addario has served as Senior Managing Director of Palisades Ventures, a private equity fund making growth stage investments in information technology, communications, and media technology companies. Prior to co-founding Palisades Ventures, Mr. D’Addario was a member of the Media/Telecom Group of Credit Suisse First Boston, which acquired Donaldson, Lufkin & Jenrette at the time Mr. D’Addario was a Managing Director and member of the investment committee of the DLJ New Economy Fund. Mr. D’Addario received a B.A. from Boston College, a M.Sc. from the London School of Economics, and a J.D. from Villanova Law School. Mr. D’Addario’s six years of legal practice and 18 years of investment banking experience led to the conclusion that he should serve as a director.
Gary A. Monetti has served as a member of our board of directors since May 2005. Since 2004 Mr. Monetti has worked as an industry consultant and advisor to various private venture businesses. Mr. Monetti worked with Sawtek Inc., a manufacturer of RF SAW filters, from 1982 to 2004, where he held various positions including Vice President of Sales & Marketing, Vice President of Engineering, Chief Operating Officer, President, Chief Executive Officer, and, following the acquisition of Sawtek by TriQuint Semiconductor, in 2001, President of the Sawtek Division. Mr. Monetti has also served on the board of directors of Sawtek and a number of private companies. Mr. Monetti received a B.S. in electrical engineering from the University of Illinois and an M.B.A. from Rollins College. Mr. Monetti’s 22-year career at Sawtek, during which he helped lead the company in numerous operational and strategic initiatives (including Sawtek’s initial public offering and two subsequent public offerings), led to the conclusion that he should serve as a director.
Robert D. Pavey has served as a member of our board of directors since November 2007. Mr. Pavey joined Morgenthaler Ventures, a venture capital and private equity firm, in 1969 and has been a Partner there since 1971. From 1990 to 1992, Mr. Pavey served as volunteer President and then Chairman of the National Venture Capital Association. His major current focus is on wireless markets as well as semiconductors, materials and devices. Mr. Pavey also serves on the boards of a number of private companies, including CLK Design Automation, Inc., Cortina Systems, Inc., OmniPV, Inc., and R2 Semiconductor. Mr. Pavey received a B.S. from The College of William & Mary, an M.S. from Columbia University, and an M.B.A. from Harvard Graduate School of Business Administration. Mr. Pavey’s extensive experience in private equity, venture capital, and as a member of the boards of directors of a number of private companies and several past public companies as well as his relationship with Morgenthaler Partners, one of our largest stockholders, led to the conclusion that he should serve as a director.
Carl P. Schlachte has served as a member of our board of directors since October 2010. Since July 2010, Mr. Schlachte has served as Chief Executive Officer and Chairman of the board of directors of Ventiva Corporation. Mr.

Schlachte is also Chairman of the Board of Immersion Corporation (NASDAQ: IMMR), having joined them in June 2011. Immersion develops and licenses touch feedback technologies for the consumer electronics industry. Mr. Schlachte served on the board of MOSAID Technologies a leading licensor of semiconductor intellectual property. He was its Chairman until its sale in December 2011. From February 2004 to May 2009, Mr. Schlachte was President and Chief Executive Officer of ARC International, a provider of configurable processor technology to semiconductor companies worldwide. He has more than twenty five years of experience in the semiconductor industry, including Chief Executive Officer roles at global fabless semiconductor and IP companies and executive positions at Motorola and ARM Holdings plc. At ARM, he established its North American operations and secured strategic relationships with semiconductor and system companies in the U.S. Mr. Schlachte received a B.S. from Clemson University. Mr. Schlachte's recent experience as a director of other companies, coupled with his significant experience in semiconductor intellectual property and licensing, led to the conclusion that he should serve as a director.
Elton B. Sherwin has served as a member of our board of directors since October 2004. Mr. Sherwin is the Senior Vice President of Strategy and Product Management at Proxio, and the Executive Director of The Carbon Zero Institute, a non-profit.  From 1999 until 2013 he was a Senior Managing Director of Ridgewood Capital Management, LLC. During his career, Mr. Sherwin also spent over twenty years at IBM and Motorola, Inc. in various marketing and management roles, including establishing the West Coast office of Motorola’s venture capital business. Mr. Sherwin has authored two books and has been granted eight patents. Mr. Sherwin has previously served on 12 private company boards of directors including: Scintera Networks, Inc., DrillMap, Ethertronics, and NRG Dynamix. Mr. Sherwin received a B.A. from the University of California at Berkeley. Mr. Sherwin’s extensive experience in corporate governance and venture capital led to the conclusion that he should serve as a director.

Anthony S. Thornley has served as a director since November 2010. Mr. Thornley served as Interim President and Chief Executive Officer of Callaway Golf Company, a golf equipment manufacturer, from June 2011 to March 5, 2012. He was employed by QUALCOMM Inc. from March 1994 to June 2005, serving as Chief Financial Officer from March 1994 to July 2001, Chief Financial and Operating Officer from July 2001 to February 2002, and President and Chief Operating Officer from February 2002 to June 2005. Prior to joining QUALCOMM, he was with Nortel Networks, a telecommunications equipment manufacturer, for 16 years in various financial and information systems management positions, including Vice President Finance and IS, Public Networks, Vice President Finance, NT World Trade, and Corporate Controller, Nortel Limited. He has also worked for Coopers and Lybrand in public accounting. Mr. Thornley is a director of Callaway Golf, Cavium Inc., a semiconductor company enabling intelligent network applications, Proximetry, Inc., a network software company, Basho Technologies Inc., a database software company and Gorgon Media LLC, a specialized investment company. Mr. Thornley received his B.Sc. from the University of Manchester, England and qualified as a chartered accountant in England and Wales. Mr. Thornley’s experience as a chief financial officer, chief operating officer and director, as well as his experience in the semiconductor industry, led to the conclusion that he should serve as a director.

CORPORATE GOVERNANCE AND BOARD MATTERS
Independence of the Board of Directors
Under the listing standards of the Nasdaq Global Market (“Nasdaq”), a majority of the members of a Nasdaq‑listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by its Board of Directors. Our Board of Directors consults with counsel to ensure that the Board of Directors’ determinations are consistent with all relevant laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Management has reviewed the directors’ responses to a questionnaire asking about their transactions, relationships and arrangements with Peregrine Semiconductor (and those of their immediate family members) and other potential conflicts of interest. After reviewing this information, our Board of Directors affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards except for James S. Cable, Ph.D. In connection with making this determination with respect to Mr. Schlachte, the Board of Directors considered his consulting agreement with us entered into in January 2014, pursuant to which he may receive up to $48,000 from us upon completion of certain services. The Board of Directors has concluded that this consulting agreement would not impede the exercise of independent judgment by Mr. Schlachte.

Information Regarding the Board of Directors and its Committees
As required under Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. The Board has an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. The following table provides membership and meeting information for each of the Board committees during 2013:

Name	Audit	Compensation (2)	Nominating/ Corporate Governance (2)
John H. Allen	Chairman	—	—
Jeffrey K. Belk	—	Chairman	—
Paul N. D’Addario	Member(1)	—	—
Gary A. Monetti	Member	—	Member
Robert D. Pavey	—	—	Chairman
Carl P. Schlachte	—	Member	—
Elton B. Sherwin	—	Member	Member
Anthony S. Thornley	Member	—	—
Total meetings held in fiscal year 2013	7	12	3

(1)	Member of the Audit Committee effective May 20, 2013.

(2)	In February 2014, Mr. Pavey replaced Mr. Schlachte on our Compensation Committee and Mr. Schlachte replaced Mr. Pavey on our Nominating and Corporate Governance Committee.

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of the Audit, Compensation and Nominating and Governance Committees meets the applicable rules and regulations regarding “independence” and that each such member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to Peregrine Semiconductor.

Audit Committee
Our audit committee is responsible for, among other things:

•	selecting and hiring our independent auditors;

•	approving the audit and non-audit services to be performed by our independent auditors;

•	evaluating the qualifications, performance and independence of our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results;

•	preparing the audit committee report in our annual proxy statement;

•	reviewing and monitoring actual and potential conflicts of interest of members of our Board of Directors and officers; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

Our Audit Committee charter can be found on the Investors—Corporate Governance section of our corporate website at www.psemi.com. Each of Messrs, Allen, D’Addario, Monetti and Thornley served on the Audit Committee of the Board of Directors during 2013, with Mr. D'Addario joining the Audit Committee in May 2013, effective at the Annual Meeting. The Audit Committee met seven times during 2013.
The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence for audit committee members is currently defined in the Nasdaq listing standards). The Board of Directors has determined that Mr. Allen is an audit committee financial expert as defined by Item 407(d) of Regulation S-K. The Board made a qualitative assessment of Mr. Allen’s level of knowledge and experience based on a number of factors, including his experience as a C.P.A. with Ernst & Young LLP and as a Chief Financial Officer of Cohu, Inc.
Compensation Committee
Our Compensation Committee is responsible for, among other things:

•	overseeing the development and implementation of our compensation philosophy and our benefits policies generally;

•	making recommendations to the Board regarding adoption of equity-based compensation plans and other incentive compensation plans that are subject to Board and/or stockholder approval;

•	overseeing administration of our equity compensation and other incentive compensation plans;

•
reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, as well as evaluating their performance in light of the compensation program objectives;

•	reviewing and approving compensation, benefits and other employment arrangements for our Chief Executive Officer and our other executive officers;

•	overseeing compensation-related risk, stock ownership guidelines, shareholder approval of equity and other compensation plans, and succession planning for our executive officers;

•	reviewing and recommending compensation goals and bonus and equity compensation criteria for our employees;

•	reviewing and recommending compensation programs for non-employee directors;

•	approving the compensation committee report that the SEC requires in our annual proxy statement;

•	engaging and approving payment of compensation consultants and other advisors to assist the committee in discharging its responsibilities, after evaluating their independence; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including adequacy of its written charter.

A more detailed description of the Committee’s functions can be found in our Compensation Committee Charter. The charter is published in the Investors—Corporate Governance section of our website at www.psemi.com.
Each of Messrs. Belk, Schlachte and Sherwin served on the Compensation Committee of the Board of Directors during 2013. In February 2014, Mr. Pavey replaced Mr. Schlachte on our Compensation Committee. All members of the Committee are independent (as independence for compensation committee members is currently defined in the Nasdaq listing standards).

The Compensation Committee met twelve times during 2013. The committee annually reviews compensation for our executive officers, including our named executive officers. Dr. Cable, our principal executive officer, does not participate in the determination of his own compensation or the compensation of directors. However, he makes recommendations to the Committee regarding the amount and form of the compensation of the other executive officers and key employees, and he often participates in the Committee’s deliberations about their compensation. Mr. Biskupski, our Chief Financial Officer, and Nancy Austin, our Vice President of Human Resources, also assist the Committee in its executive officer, director and employee compensation deliberations. No other executive officers participate in the determination of the amount or form of the compensation of executive officers or directors. The Compensation Committee has the authority to delegate its authority to one or more of our employees, except that it can neither delegate its authority to determine specific awards to directors or executive officers nor delegate authority that may not under applicable law, listing standard or charter documents be delegated to a non-Board member. In late 2012, the Compensation Committee delegated limited authority to an officer committee comprised of our Chief Executive Officer and our Chief Financial Officer to grant stock options to new employees holding positions below the level of Vice President.
The Compensation Committee has retained the services of Compensia, Inc., a compensation consulting firm, to assist it in discharging its duties. Specifically, Compensia has recommended a peer group of companies from which to obtain market compensation data, has reviewed our executive officer compensation including against the peer group data, and has been available to assist the committee in the annual compensation-setting process as requested. After reviewing information provided by Compensia, with regard to information responsive to the independence factors specified by Nasdaq and federal law, the Compensation Committee concluded that Compensia’s work for the committee presents no conflict of interest concern.
The Compensation Committee has determined that our compensation programs are not likely to have a material adverse impact on our business or financial condition.
Nominating and Governance Committee
Our nominating and governance committee is responsible for, among other things:

•	assisting our Board of Directors in identifying prospective director nominees and recommending nominees for each Annual Meeting of stockholders to the Board of Directors;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board of Directors;

•	overseeing the evaluation of our Board of Directors and management;

•	recommending members for each board committee to our Board of Directors;

•	reviewing and monitoring our code of business conduct and ethics; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

Our Nominating and Governance Committee charter can be found on the Investors—Corporate Governance section of our corporate website at www.psemi.com. Each of Messrs. Monetti, Pavey and Sherwin served on the Nominating and Governance Committee of the Board of Directors during 2013. In February 2014, Mr. Schlachte replaced Mr. Pavey on our Nomination and Governance Committee. All members of the Nominating and Governance Committee are independent (as independence is currently defined in the Nasdaq listing standards). The Nominating and Governance Committee met three times during 2013.
Our Nominating and Governance Committee believes that the minimum qualifications and skills that candidates for director should possess include (i) the highest professional and personal ethics and values, (ii) broad experience at the policy-making level in business, government, education, technology or public interest, (iii) a commitment to enhancing stockholder value and (iv) sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. The committee also considers the following factors, in no particular order of importance: (i) various and relevant career experience, (ii) relevant skills, such as an understanding of our business, (iii) financial expertise, (iv) diversity and (v) local and community ties. However, the Nominating and Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of our Board, our operating requirements and the long-term interests of our stockholders. While we do not have a formal policy on diversity, our Nominating and Governance Committee considers diversity of experience as one of the factors it considers in conducting its assessment of director nominees, along with such other factors as it deems appropriate given the then current needs of the Board and Peregrine Semiconductor, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors, our Nominating and Governance Committee reviews such directors’ overall service to Peregrine Semiconductor during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
The Nominating and Governance Committee will consider director candidates recommended by stockholders and evaluate them using the same criteria as candidates identified by the Board or the Nominating and Governance Committee for consideration. If a stockholder of Peregrine Semiconductor wishes to recommend a director candidate for consideration by the Nominating and Governance Committee, the stockholder recommendation should be delivered to the Corporate Secretary of Peregrine Semiconductor at the principal executive offices of Peregrine Semiconductor, and must include information regarding the candidate and the stockholder making the recommendation.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Each of Messrs. Belk, Schlachte and Sherwin served on the Compensation Committee of the Board of Directors during 2013. None of the members of the Compensation Committee was at any time during the 2013 fiscal year (or at any other time) an officer or employee of Peregrine Semiconductor. None of Peregrine Semiconductor’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
RISK OVERSIGHT MANAGEMENT
Our Board provides risk oversight for our entire company by receiving management presentations, including risk assessments, from all functional areas of our company, and discussing these assessments with management. The Board’s overall risk oversight is supplemented by the various committees. The Audit Committee discusses with management and our independent auditors our risk management guidelines and policies, our major financial risk exposures and the steps taken to monitor and control such exposures. Our Compensation Committee oversees risks related to our compensation programs and discusses with management its annual assessment of our employee compensation policies and programs.
MEETINGS OF THE BOARD OF DIRECTORS
The Board of Directors met twelve times during 2013. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which such member was a director or committee member.
DIRECTORS ATTENDANCE AT ANNUAL MEETING
Our Corporate Governance Guidelines state that directors are expected to attend the Annual Meeting. The corporate secretary reminds each director of this policy in writing in advance of each Annual Meeting. At our 2013 Annual Meeting, eight out of nine directors were in attendance.
CODE OF BUSINESS CONDUCT AND ETHICS
We have adopted the Peregrine Semiconductor Corporation Code of Business Conduct and Ethics that applies to all directors, officers and employees. A copy is available on the Investors—Corporate Governance section of our website at www.psemi.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver in its public filings, as required by law or securities market regulations.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information known to us regarding beneficial ownership of our voting securities as of March 10, 2014 by:

•	each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•	our named executive officers;

•	each of our directors; and

•	all executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The table below is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC.
This table lists applicable percentage ownership based on 33,078,447 shares of Common Stock outstanding as of March 10, 2014. Options to purchase shares of our Common Stock that are exercisable within 60 days of March 10, 2014 are deemed to be beneficially owned by the persons holding these options and convertible notes for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage.

	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares	Percent of Total Outstanding Common Stock
5% or Greater Stockholders
PRIMECAP Management Company (1)	4,248,400	12.84%
225 South Lake Ave., #400 Pasadena, CA 91101
US Small Business Administration (2)	2,133,503	6.45%
1100 G Street, N.W., 11th Floor Washington, DC 20005
Morgenthaler Partners VI, L.P (3)	1,671,033	5.05%
2710 Sand Hill Road, Suite 100 Menlo Park, CA 94025
Directors and Named Executive Officers
James S. Cable, Ph.D. (4)	1,216,964	3.56%
Jay C. Biskupski (5)	324,277	*
Carl N. Burrow (6)	77,277	*
John H. Allen (7)	84,806	*
Jeffrey K. Belk (8)	105,836	*
Gary A. Monetti (9)	91,158	*
Paul N. D’Addario (10)	1,609,582	4.86%
Robert D. Pavey (11)	1,703,756	5.15%
Elton B. Sherwin (12)	73,660	*
Carl P. Schlachte (13)	41,780	*
Anthony S. Thornley (14)	71,326	*
All current directors and executive officers as a group (11 persons)	5,400,422	15.47%

*	Less than one percent.

(1)	Consists of 4,248,400 shares held by PRIMECAP Management Company as of March 10, 2014.

(2)
Consists of 405,523 shares held by the U.S. Small Business Administration and 1,727,980 shares held by the U.S. Small Business Administration as receiver for WAV, L.P. Pursuant to an Order of the U.S. District Court for the Southern District of New York dated May 10, 2005 (“Receivership Order”) in the civil action captioned United States of America v. WAV, L.P., Case No. 1:05-CV-04196-CM, the U.S. Small Business Administration (“SBA”) was appointed Receiver (the “Receiver”) for WAV, L.P. (“WAV”, f/k/a Wasserstein Adelson Ventures, L.P.). The Receivership Order grants to the Receiver “all power, authorities, rights and privileges heretofore possessed by the officers, directors, managers and general limited partners of WAV under applicable state and federal law, by the Limited Partnership Agreement, and the By-Laws of said limited partnership.”

(3)
Consists of 1,671,033 shares held by Morgenthaler Partners VI, L.P. as of March 10, 2014. The general partner of Morgenthaler Partners VI, L.P. is Morgenthaler Management Partners VI, L.L.C. The managing members of Morgenthaler Management Partners VI, L.L.C. are Robert C. Bellas, Jr., Gary J. Morgenthaler, Robert D. Pavey, John D. Lutsi, G. Gary Shaffer, Gary R. Little, Peter G. Taft, Theodore A. Laufik and Paul R. Levine. The managing members have shared voting and dispositive power over the shares held by Morgenthaler Partners VI, L.P. Each of the managing members disclaims beneficial ownership of the shares held by Morgenthaler Partners VI, L.P., except to the extent of their pecuniary interest therein.

(4)
Consists of 10,366 shares held by UBS Financial Services as IRA custodian for James S. Cable, 79,708 shares held by James S. Cable, and 1,126,890 shares issuable upon exercise of options exercisable within 60 days of March 10, 2014. Does not include 4,442 shares held by family members of James S. Cable.

(5)	Consists of 7,001 shares held by Jay C. Biskupski and 317,276 shares issuable upon exercise of options exercisable within 60 days of March 10, 2014.

(6)	Consists of 21,000 shares held by Carl N. Burrow and 56,277 shares issuable upon exercise of options exercisable within 60 days of March 10, 2014.

(7)	Consists of 33,832 shares held by John H. Allen and 50,974 shares issuable upon exercise of options exercisable within 60 days of March 10, 2014.

(8)
Consists of 28,436 shares held by Jeffrey K. Belk, 10,217 shares held by the Jeffrey K. Belk and Kim Z. Belk Trust Dated July 22, 1998 and 67,183 shares issuable to Mr. Belk upon exercise of options exercisable within 60 days of March 10, 2014.

(9)	Consists of 25,545 shares held by Gary A. Monetti, and 65,613 shares issuable upon exercise of options exercisable within 60 days of March 10, 2014.

(10)	Consists of 1,559,700 shares held by the Palisades Entities, 29,901 share held by Paul N. D’Addario and 19,981 shares issuable upon exercise of options exercisable within 60 days of March 10, 2014.

(11)
Consists of 1,671,033 shares held by Morgenthaler Partners VI, L.P, 12,741 shares held by Pavey Family Investments, 1 share held by Robert D. Pavey, and 19,981 shares issuable upon exercise of options exercisable within 60 days of March 10, 2014.

(12)	Consists of 53,679 shares held by Elton B. Sherwin and 19,981 shares issuable upon exercise of options exercisable within 60 days of March 10, 2014.

(13)	Consists of 1 share held by Carl P. Schlachte and 41,779 shares issuable upon exercise of options exercisable within 60 days of March 10, 2014.

(14)	Consists of 30,001 shares held by Anthony S. Thornley and 41,325 shares issuable upon exercise of options exercisable within 60 days of March 10, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our Common Stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.
Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us and written representations provided to us by all of our directors and executive officers and certain of our greater than 10% stockholders, we believe that during the year ended December 28, 2013, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements.
* * *

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
POLICIES AND PROCEDURES FOR RELATED PARTY TRANSACTIONS
As provided by our Audit Committee charter adopted in connection with our initial public offering, our Audit Committee is responsible for reviewing and approving in advance any related party transaction. Prior to our initial public offering, related party transactions were approved by our board of directors. Neither the Board of Directors nor the Audit Committee has adopted specific policies or guidelines relating to the approval of related party transactions. The members of our Audit Committee determine whether to approve a related party transaction in the exercise of their fiduciary duties as directors. We did not have any such transactions during 2013.
Indemnification Agreements
We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

SUMMARY COMPENSATION TABLE
The following table provides information concerning the compensation paid to our “principal executive officer,” and our next two most highly compensated executive officers during fiscal years 2013 and 2012. We refer to these individuals as our “named executive officers.”

Name and Principal Position	Year		Salary ($)		Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation ($)		Total ($)
James S. Cable, Ph.D.	2013		400,000		681,562	72,000	—		1,153,562
Chairman, Chief Executive Officer and President	2012		326,265		—	317,981	108,047	(3)	752,293
Jay C. Biskupski	2013		270,000		369,991	32,400	—		672,391
Chief Financial Officer	2012		241,130		—	156,713	—		397,843
Carl N. Burrow	2013		277,497	(4)	1,053,200	10,800	—		1,341,497
Vice President of Worldwide Sales and Applications	2012	(5)	—		—	—	—		—

(1)
The amounts in this column represent the aggregate grant date fair value of option awards granted to the officer in the applicable fiscal year computed in accordance with FASB ASC Topic No. 718. See Note 5 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 19, 2014 for a discussion of the assumptions made by us in determining the grant date fair value of our equity awards.

(2)
The amounts in this column reflect awards earned under our 2013 and 2012 cash incentive bonus programs for performance in the respective fiscal year, and which were paid early in the following fiscal year. The amounts earned under the 2013 and 2012 cash incentive bonus programs are based on the officer’s target bonus amount and the actual salary earned during the fiscal year (not the officer’s base salary as of the end of the applicable fiscal year).

(3)
Includes a pay-out of accrued vacation of $106,100 (paid in conjunction with conversion of our CEO's paid time off to a non-accrual paid time off arrangement), taxable fringe benefits of $1,497, and a patent bonus of $450.

(4)	Includes sales incentives of $52,266 earned by Mr. Burrow during 2013.

(5)	Mr. Burrow was hired in January 2013, therefore there is no compensation from us for 2012 to be reported.

Narrative Explanation of Certain Aspects of the Summary Compensation Table
The base salaries of all executive officers are reviewed annually and adjusted when our Board or its Compensation Committee determines an adjustment is appropriate. For fiscal year 2013, the annual base salaries for our chief executive officer, Dr. Cable, and our chief financial officer, Mr. Biskupski, remained at the same levels that applied as of the time of our initial public offering in August 2012, as follows: Dr. Cable, $400,000, and Mr. Biskupski, $270,000. Mr. Burrows’ annual base salary during fiscal year 2013 was established at the time of his hiring in January 2013 at $240,000.
Each year, we adopt a cash incentive bonus program that incorporates certain short-term performance objectives designed to further our long-term business objectives. These performance objectives, which can change from year to year, have included corporate as well as individual objectives. We also require that participants continue to be employed through the date payments under our annual cash bonus program are made. During fiscal year 2013, the target bonus amounts for each of Dr. Cable and Mr. Biskupski remained at the same level as in 2013, which was 75% and 50%, respectively, of annual base salary. Mr. Burrow’s target bonus amount for fiscal year 2013 was 75% of his annual base salary, as established at the time of his hiring in January 2013.
The 2013 cash incentive bonus program that applied to Dr. Cable and Mr. Biskupski incorporated certain financial performance metrics relating to revenue growth, gross margins, Non-GAAP EPS achievement, and cash balance objectives (collectively comprising 70% of the target bonus), strategic initiative objectives relating to technology advances and achievements in our profitability, share value and corporate culture (collectively comprising 20% of the target bonus), and an entirely discretionary component (10% the target bonus). These objectives were established in the first half of the fiscal year, and evaluated throughout 2013 and into 2014, with the Compensation Committee reserving substantial discretion to determine amounts that would be paid out under the program. As in 2012, the 2013 cash incentive bonus program provided for a total maximum potential payout at 180% of target bonus amounts with overachievement based upon extraordinary corporate performance as determined in the discretion of the Compensation Committee.
In reviewing achievement under the program in early 2014, our Compensation Committee determined that, of the financial performance objectives, only the cash balance objective had been achieved at the target level, with the revenue growth and adjusted operating income objectives having been only partially achieved and the EPS and gross margin objectives having not been achieved. It also determined that there had been only partial achievement of each of the strategic objectives. The combined achievement level of these financial and strategic objectives under the 2013 cash incentive bonus program was determined to be 16%. In recognition of the management team’s significant efforts during 2013 towards long-term Company initiatives, the Compensation Committee determined to pay an amount under the discretionary portion of the bonus program equal to 8% of target bonus amounts. As a result, the aggregate bonus payout level was 24% of target for fiscal year 2013. Based on that determination, Dr. Cable’s 2013 incentive bonus payment was $72,000 and Mr. Biskupski’s was $32,400. The general corporate (financial and strategic) objectives that applied to our other named executive officers’ bonuses applied to one-third of Mr. Burrow’s target bonus, resulting in a payout for that portion of his bonus of $10,800, with the remaining two-thirds of his target bonus subject to certain sales objectives, achievement of which was determined to be at the 35% level, resulting in a payout for that portion of his bonus of $47,925.
In recent years, we have granted options to purchase shares of our common stock under our 2004 Stock Plan. Executive officers typically receive a stock option grant upon joining us and may receive additional options thereafter, including in recognition of a promotion or extraordinary performance. In addition, prior to our initial public offering, our Board of Directors allowed our named executive officers (as well as other employees) to exercise their options prior to vesting, with any shares issued upon such exercise subject to repurchase by us at the exercise price, in the event the executive terminates his employment with us prior to vesting in such shares. For information regarding vesting acceleration provisions applicable to the options held by our named executive officers, which provisions determine the extent of our repurchase rights of unvested shares, please see the section titled “Severance or Employment Agreements” below.
In recent years, our named executive officers have generally received a new hire option grant that vests over a four year period with 25% vesting after the first twelve months of service and the remainder vesting over the next three years of continued service. Subsequent grants made on an annual basis, or in recognition of a promotion or extraordinary performance, have generally vested in equal installments over a one year period in the fourth year following the date of grant (back-end loaded vesting designed to achieve continuous vesting once prior awards had vested in full), subject to continued service. All options are granted with an exercise price equal to or above the grant date fair market value of our common stock, as determined in good faith by our Board of Directors. Although refresh option grants are typically made annually to our employees, including our named executive officers, no annual refresh option grants were made by us in fiscal year 2012, and no option grants were made to our named executive officers in fiscal year 2012. In April 2013, our Compensation Committee and our Board of Directors approved the grant of options to our chief executive officer and our chief financial officer. Specifically, Dr. Cable received an option to purchase 140,000 shares of common stock and Mr. Biskupski received an option to purchase 70,000 shares of common stock, with each option having a grant date of May 1, 2013 and an exercise price of $9.50 per share, and vesting in equal monthly installments over 12 months beginning on April 1, 2015. In addition, Mr. Biskupski received an option to purchase 6,000 shares, with the same grant date and exercise price as above, in recognition of 2012 contributions and achievements, which option vests in 24 equal monthly installments from the grant date. In January 2013, Mr. Burrow received in connection with his joining us an option to purchase 160,000 shares, which option vests over four years on our standard new-hire vesting schedule and has an exercise price of $12.74 per share.
Other than relocation benefits offered in connection with hiring a new executive officer or tax preparation assistance in connection with cross-border employment arrangements, we generally have not provided perquisites (or personal benefits) to our named executive officers; see “Severance or Employment Agreements.” Dr. Cable’s paid time off arrangement with us was changed under the terms of his employment agreement that became effective upon our initial public offering from one that permitted accrual of vacation time to one that no longer permitted such accrual. In connection with converting to the new arrangement, we paid out Dr. Cable’s accrued paid time off during fiscal year 2013, in the amount of $106,000. We offer and allow our named executive officers to participate in a tax-qualified retirement plan commonly known as a “401(k) plan.”

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END
The following table sets forth information regarding each unexercised options held by each of our named executive officers as of December 28, 2013.
The vesting schedule applicable to each outstanding award is described in the footnotes to the table below. For information regarding the vesting acceleration provisions applicable to the options held by our named executive officers, please see the section titled “Severance or Employment Agreements” below.

	Option Awards
Name	Date of Grant	Initial Vesting Date	Number of Securities Underlying Unexercised Options Exercisable (#) (*)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
James S. Cable,	6/9/04	4/1/04	35,422	(1)	—	0.73	6/9/14
Ph.D.	6/9/04	4/1/06	15,432	(2)	—	0.73	6/9/14
	6/9/04	4/1/07	31,321	(2)	—	0.73	6/9/14
	5/19/05	4/1/08	80,354	(3)	—	0.88	5/19/15
	5/25/06	5/25/06	272,479	(1)	—	1.76	5/25/16
	4/1/09	2/1/08	119,302	(4)(5)	—	1.76	1/31/18
	4/1/09	4/1/10	163,039	(4)(6)	—	1.76	1/31/18
	5/28/09	3/31/11	136,239	(6)	—	1.76	5/28/19
	5/28/09	3/31/12	136,239	(6)	—	1.76	5/28/19
	7/22/10	4/1/13	115,803	(7)	—	7.12	7/22/20
	10/25/11	4/1/14	115,803	(8)	—	9.76	10/25/21
	5/1/13	3/31/15	140,000	(8)	—	9.50	5/1/23
Jay C. Biskupski	4/14/09	4/14/09	166,042	(9)	—	1.76	4/14/19
	4/14/09	4/14/09	55,347	(10)	—	1.76	4/14/19
	7/22/10	4/1/13	81,743	(7)	—	7.12	7/22/20
	10/25/11	4/1/14	81,743	(8)	—	9.76	10/25/21
	5/1/13	3/31/15	70,000	(8)	—	9.50	5/1/23
	5/1/13	5/1/13	6,000	(11)	—	9.50	5/1/23
Carl N. Burrow	1/28/13	1/7/13	160,000	(12)	—	12.74	1/28/23

*
Unless otherwise indicated in the notes below, each of the options described in this table is exercisable in full as of the grant date but is subject to a right of repurchase held by us that lapses on the option’s vesting schedule.

(1)	Shares underlying the option vest in 48 successive equal monthly installments from the initial vesting date.

(2)	Shares underlying the option vest in 12 successive equal monthly installments from the initial vesting date.

(3)	Shares underlying the option vest in 24 successive equal monthly installments from the initial vesting date.

(4)	The shares under this option were repriced in February 2009 pursuant to a repricing program approved by our Board of Directors.

(5)	Shares underlying the option vest in successive equal daily installments over a 26-month period from the initial vesting date.

(6)	Shares underlying the option vest in successive equal daily installments over a 12-month period from the initial vesting date.

(7)	Shares underlying the option vest and are exercisable in successive equal daily installments over a 12-month period from the initial vesting date.

(8)	Shares underlying the option vest and are exercisable in 12 successive equal monthly installments from the initial vesting date.

(9)	Shares underlying the option vest with respect of 55,347 shares on February 9, 2010 and in equal daily installments over a 36-month period thereafter.

(10)	Shares underlying the option vest with in successive equal daily installments from the initial vesting date to February 9, 2011.

(11)	Shares underlying the option vest and are exercisable in 24 successive equal monthly installments from the initial vesting date.

(12)
Shares underlying the option vest and are exercisable with respect to 25% of the shares when the option holder completes 12 months of continuous service after the initial vesting data and in additional successive equal monthly installments over a 36-month period thereafter.

Severance or Employment Agreements
In April 2012, in anticipation of completion of our initial public offering, our compensation committee approved new employment agreements with each of Dr. Cable and Mr. Biskupski. These agreements became effective and superseded earlier agreements between us and each officer at the time of our initial public offering in August 2012. The following describes the material terms of these new agreements. In conjunction with his joining us in January 2013, Mr. Burrow entered into a similar employment agreement.
In the event of the officer’s involuntary termination of employment, whether or not in connection with a change of control, he will become entitled to salary continuation and payment of healthcare benefits for a period of up to 24 months in the case of Dr. Cable, up to 12 months in the case of Mr. Biskupski and up to 6 months in the case of Mr. Burrow. In addition, if the involuntary termination occurs within 12 months following a change of control of Peregrine Semiconductor, each officer will be entitled to full vesting of all equity awards then held. All benefits under these agreements are contingent upon the officer’s delivery of a release of claims in favor of Peregrine Semiconductor.
For purposes of these agreements, the following definitions apply:

•	Involuntary termination of employment means either:

•	termination of employment by Peregrine Semiconductor other than for cause (generally defined as illegal conduct or serious breaches of duties to us) or due to death or disability; or

•
voluntary resignation following a material reduction in duties, authority, compensation, or benefits; a forced relocation of the place of employment; or our breach of the employment agreement, including our failure to have the employment agreement assumed in the event of our change of control.

•	Change of control means any of the following:

•	A sale of our assets;

•	Our merger with or into any other entity (other than one in which our existing stockholders retain control of the combined entity);

•	The acquisition by any person of more than 50% of the voting power represented by our voting stock; or

•	A change in a majority of our board members during any 12-month period under circumstances such as a proxy contest.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table sets forth information with respect to all of our equity compensation plans in effect as of December 28, 2013:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	8,227,487	$6.71	3,786,867	(2)(3)
Equity compensation plans not approved by security holders	—	$—	—
Total	8,227,487	$6.71	3,786,867

(1)	Includes the 1996 Stock Plan, the 2004 Stock Plan and the 2012 Equity Incentive Plan, the 2012 Equity Incentive Plan and the 2012 Employee Stock Purchase Plan.

(2)
On the first business day of each fiscal year of Peregrine Semiconductor during the term of the 2012 Equity Incentive Plan, commencing on January 1, 2013 and ending on (and including) January 1, 2022, the number of authorized shares under the 2012 Equity Incentive Plan automatically increases by a number of shares equal to the least of (i) 4% of the total number of common shares outstanding on December 31st of the prior year, (ii) 2,250,000 common shares or (iii) a number of common shares determined by the Board of Directors.

(3)	Includes 1,000,000 common shares available for issuance under 2012 Employee Stock Purchase Plan.
2013 Director Compensation
The following table sets forth information about the compensation of each person who served as a director during the 2013 fiscal year, other than a director who also served as a named executive officer.

Name	Fees Earned or Paid in Cash ($)	Option Awards (1)($)	Total ($)
John H. Allen (2)	41,000	114,521	155,521
Jeffrey K. Belk (3)	32,500	114,521	147,021
Paul N. D’Addario (4)	28,000	114,521	142,521
Gary A. Monetti (5)	33,500	114,521	148,021
Robert D. Pavey (6)	30,000	114,521	144,521
Carl P. Schlachte (7)	29,500	114,521	144,021
Elton B. Sherwin (8)	32,000	114,521	146,521
Anthony S. Thornley (9)	31,000	114,521	145,521

(1)
The amounts in this column represent the aggregate grant date fair value of the stock option, computed in accordance with FASB ASC Topic No. 718. See Note 5 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 19, 2014 for a discussion of the assumptions made by us in determining the grant date fair value of our equity awards.

(2)	Mr. Allen held options to purchase an aggregate of 71,864 shares of common stock as of December 28, 2013.

(3)	Mr. Belk held options to purchase an aggregate of 88,073 shares of common stock as of December 28, 2013.

(4)	Mr. D’Addario held options to purchase an aggregate of 43,596 shares of common stock as of December 28, 2013.

(5)	Mr. Monetti held options to purchase an aggregate of 86,503 shares of common stock as of December 28, 2013.

(6)	Mr. Pavey held options to purchase an aggregate of 43,596 shares of common stock as of December 28, 2013.

(7)	Mr. Schlachte held options to purchase an aggregate of 65,394 shares of common stock as of December 28, 2013.

(8)	Mr. Sherwin held options to purchase an aggregate of 43,596 shares of common stock as of December 28, 2013.

(9)	Mr. Thornley held options to purchase an aggregate of 65,394 shares of common stock as of December 28, 2013.

Non-Employee Director Compensation
Each non-employee member of our Board of Directors is entitled to receive an annual cash retainer of $25,000. In addition, each non-employee director serving on our audit committee, compensation committee, and nomination and corporate governance committee is entitled to an annual cash retainer of $6,000, $4,500, and $2,500, respectively, and the chair of each such committee is entitled to an additional annual cash retainer of $10,000, $3,000, and $2,500, respectively (such that the chair of each such committee receives a combined annual cash retainer of $16,000, $7,500 and $5,000, respectively). The retainer fees are paid quarterly in arrears on the first day of each calendar quarter.  We reimburse directors for travel, lodging, and other reasonable expenses incurred in connection with their attendance at board or committee meetings.
Non-employee directors also receive equity awards as part of their compensation for service on our board.  Upon initial appointment or election to the Board, a non-employee director receives a stock option award to purchase 21,798 shares of our common stock, which option vests as to 25% of the shares after 12 months of board service and as to the remainder of the shares in a series of 36 successive equal monthly installments thereafter.  Non-employee directors also receive an option each year following our annual stockholders meeting if their service continues thereafter.  In 2013, each continuing non-employee director received an annual stock option award to purchase 10,899 shares of our common stock, which option vests in full on the date of our 2014 annual stockholders meeting if the director’s service on our board continues through that date. In 2014, our compensation committee recommended to our board of directors that it approve an increase in the number of shares of common stock subject to the annual stock options granted to our continuing non-employee directors from 10,899 shares to 16,500 shares. As a result, we expect that our board of directors will approve this increase in connection with approving the grant of the annual director stock options following our 2014 annual stockholders meeting. All options granted to our non-employee directors have an exercise price equal to the fair market value of our common stock on the date of the award and vest in full in the event we experience a change in control.
In addition to the annual option grant made following our 2013 annual stockholders meeting, in May 2013, each of our non-employee directors was granted an option to purchase 10,899 shares of common stock, in light of our having made no grants to non-employee directors in 2012.  This grant vests over 12 months in a series of 12 equal monthly installments beginning on March 31, 2015 and had an exercise price of $9.50.
In January 2014, we entered into a consulting agreement with Mr. Schlachte, under which he may receive up to $48,000 from us upon completion of certain services.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT AND NON-AUDIT FEES
The following table represents aggregate fees billed or to be billed to us for the fiscal years ended December 28, 2013 and December 29, 2012 by Ernst & Young LLP, our principal accountant.

	Fiscal Year Ended
	December 28, 2013	December 29, 2012

Audit Fees(1)	$546,259	$919,766
Audit-Related Fees(2)	218,760	—
Tax Fees(3)	66,000	292,200
All Other Fees	—	—
Total Fees	$831,019	$1,211,966

(1)
Audit fees. This category includes Ernst & Young LLP’s audit of our annual consolidated financial statements presented in our Form 10-K and review of financial statements included in our quarterly reports on Form 10-Q, services rendered in connection with our Form S-1 and Form S-8 related to our initial public offering and services that are normally provided by independent registered public accountants in connection with regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or review of interim financial statements.

(2)
Audit-related fees. This consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These include fees for consultations on accounting issues.

(3)
Tax Fees. This consists of fees incurred for a U.S. federal and a state research and development credit study, and tax advice on accounting method change and limitations on net income loss carry-forwards, in Fiscal Years 2013 and 2012.

All fees described above were pre-approved by the Audit Committee.
PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee pre-approves specified services in defined categories of audit services, audit‑related services and tax services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS (1)
The Audit Committee of the Board of Directors consists of the four non-employee directors named below and operates under a written charter adopted by the Board. The Board annually reviews the Nasdaq listing standards’ definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. The Board of Directors has also determined that John H. Allen is an audit committee financial expert as described in applicable rules and regulations of the Securities and Exchange Commission.
The principal purpose of the Audit Committee is to assist the Board of Directors in its general oversight of our accounting and financial reporting processes and audits of our financial statements. The Audit Committee is responsible for selecting and engaging our independent registered public accounting firm and approving the audit and non-audit services to be provided by the independent registered public accounting firm. The Audit Committee’s function is more fully described in its Charter, which the Board adopted and which the Audit Committee reviews on an annual basis.
Our management is responsible for preparing our financial statements and our financial reporting process. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles.
The Audit Committee has reviewed and discussed with our management the audited financial statements of Peregrine Semiconductor included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2013 (“10-K”).
The Audit Committee has also reviewed and discussed with Ernst & Young LLP the audited financial statements in the 10-K. In addition, the Audit Committee discussed with Ernst & Young LLP those matters required to be discussed by the auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”). Additionally, Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence. The Audit Committee also discussed with Ernst & Young LLP its independence from us.
Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our 10-K for filing with the Securities and Exchange Commission.
Submitted by the following members of the Audit Committee:

John H. Allen, Chairman
Paul D’Addario
Gary A. Monetti
Anthony S. Thornley

(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Peregrine Semiconductor under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board of Directors currently consists of nine directors divided into three classes, with the terms of office of each class ending in successive years. The term of the directors currently serving in Class II expire on the date of the Annual Meeting. The directors in Class III and Class I will continue in office until their terms expire at the 2015 and 2016 Annual Meeting of stockholders, respectively. The directors elected in Class II at the Annual Meeting will hold office until the 2017 Annual Meeting of stockholders or until their successors are duly elected and qualified. The nominees for director in Class II and the other directors who will continue in office for terms extending beyond the Annual Meeting, their ages as of March 10, 2014, their positions and offices held with us and certain biographical information are set forth below.
Directors are elected by a plurality of the votes properly cast in person or by proxy. The three nominees for director in Class II receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. However, if you are the beneficial owner of the shares, which means that your shares are held by a brokerage firm, bank, dealer, or other similar organization as your nominee, your shares will not be voted for the election of directors unless you have provided voting instructions to your nominee. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our current Board of Directors, if any. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.
NOMINEES FOR DIRECTORS IN CLASS II

Name	Age	Positions and Offices Held With Us
John H. Allen	62	Director
Robert D. Pavey	71	Director
Carl P. Schlachte	50	Director
We have determined that each of these director nominees possesses the requisite communication skills, personal integrity, business judgment, ability to make independent analytical inquiries, and willingness to devote adequate time and effort necessary to serve as an effective member of the Board. Other specific experiences, qualifications, attributes or skills of nominees that contributed to our conclusion that the nominees should serve as directors are described previously.
DIRECTORS IN CLASS III CONTINUING IN OFFICE UNTIL THE 2015 ANNUAL MEETING OF STOCKHOLDERS

Name	Age	Positions and Offices Held With Us
Jeffrey K. Belk	51	Director
Elton B. Sherwin	59	Director
Anthony S. Thornley	67	Director
DIRECTORS IN CLASS I CONTINUING IN OFFICE UNTIL THE 2016 ANNUAL MEETING OF STOCKHOLDERS

Name	Age	Positions and Offices Held With Us
James S. Cable, Ph.D.	55	Chief Executive Officer, President and Chairman
Paul N. D’Addario	61	Director
Gary A. Monetti	55	Director
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” THE NOMINEES FOR DIRECTORS IN CLASS II:
JOHN H. ALLEN, ROBERT D. PAVEY AND CARL P. SCHLACHTE

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING
DECEMBER 27, 2014

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending December 27, 2014 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting.
Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of Peregrine Semiconductor and its stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2014. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” THE RATIFICATION THE APPOINTMENT OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 27, 2014.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Joel E. Keller Corporate Secretary
March 20, 2014